                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 5)

                    Under the Securities Exchange Act of 1934

                             Petroglyph Energy, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    71649C101
                      (CUSIP Number of Class of Securities)

                                William C. Glynn
                             III Exploration Company
                               555 South Cole Road
                               Boise, Idaho 83709
                                 (208) 377-6000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                                 Roger D. Blanc
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                               New York, NY 10019
                                 (212) 728-8000

                                November 22, 2000
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following: [ ]

                                  SCHEDULE 13D

--------------------                                           -----------------
CUSIP No.  71649C101                                           Page 2 of 8 Pages
--------------------                                           -----------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            III Exploration Company                             I.D. #82-0456309
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Idaho

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0

                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
   SHARES                       3,903,392
BENEFICIALLY
  OWNED BY            --------- ------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     0

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------                                           -----------------
CUSIP No.  71649C101                                           Page 3 of 8 Pages
--------------------                                           -----------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Intermountain Industries, Inc.                      I.D. #82-0393036
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Idaho

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0

                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
   SHARES                       3,903,392
BENEFICIALLY
  OWNED BY            --------- ------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     0

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            HC

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------                                           -----------------
CUSIP No.  71649C101                                           Page 4 of 8 Pages
--------------------                                           -----------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Century Partners - Idaho Limited Partnership        I.D. #13-3240674
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Idaho

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0

                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
   SHARES                       3,903,392
BENEFICIALLY
  OWNED BY            --------- ------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     0

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------                                           -----------------
CUSIP No.  71649C101                                           Page 5 of 8 Pages
--------------------                                           -----------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richard Hokin

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0

                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
   SHARES                       3,903,392
BENEFICIALLY
  OWNED BY            --------- ------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     0

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 5 amends the Schedule 13D filed on August 30, 1999 (as amended by Amendments No. 1, 2, 3 and 4, the "Schedule 13D") on behalf of III Exploration Company, an Idaho corporation ("Exploration"), Intermountain Industries, Inc., an Idaho corporation ("Intermountain"), Century Partners-Idaho Limited Partnership, an Idaho limited partnership ("Century") and Richard Hokin, an individual ("Hokin" and together with Exploration, Intermountain and Century, the "Reporting Persons"), relating to the common stock, par value $.01 per share, of Petroglyph Energy, Inc. (the "Company"), a Delaware corporation. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 4. Purpose of Transaction.

     Item 4 is hereby amended by adding the following paragraph at the end of such Item.

     On November 22, 2000, III Exploration and the Company entered into Amendment No. 2 (the "Amendment")to the Agreement and Plan of Merger dated June 20, 2000 (as amended on August 24, 2000, the "Agreement"). Pursuant to the Amendment, either party may terminate the Agreement if the Merger is not consummated on or before December 31, 2000. The Amendment also increases the amount of debt which may be incurred by Petroglyph to $26 million.

Item 7. Material to be Filed as Exhibits.


                                     6 of 8

     1. Amendment No. 2 to the Agreement and Plan of Merger, dated November 22, 2000, between III Exploration and the Company.


                                     7 of 8

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: November 22, 2000                III EXPLORATION COMPANY

                                        By: /s/ Jeffrey K. Lebens
                                            ------------------------------
                                            Jeffrey K. Lebens,
                                            Treasurer and Assistant
                                            Secretary


Dated: November 22, 2000                INTERMOUNTAIN INDUSTRIES, INC.

                                        By: /s/ William C. Glynn
                                            ------------------------------
                                            William C. Glynn,
                                            President


Dated: November 22, 2000                CENTURY PARTNERS-IDAHO
                                        LIMITED PARTNERSHIP

                                        By: /s/ Richard Hokin
                                            ------------------------------
                                            Richard Hokin
                                            General Partner


Dated: November 22, 2000                    /s/ Richard Hokin
                                            ------------------------------
                                            Richard Hokin


                                     8 of 8

                                  Exhibit Index
                                  -------------

     1. Amendment No. 2 to Agreement and Plan of Merger, dated November 22, 2000, between III Exploration and the Company